Exhibit 99.1

Contact Information
Dr. Roger Harrison	CEO and President	(610) 458-6200
Lawrence M. Christian	CFO and Vice President - Finance	(610) 458-6200
Ira Weingarten/Steve Chizzik	Equity Communications	(805) 897-1880

ANTARES PHARMA ANNOUNCES APPOINTMENT OF

JACK E. STOVER AS PRESIDENT AND COO

Exton, Pennsylvania – (July 27, 2004) – Antares Pharma, Inc. (OTCBB: ANTR) is pleased to announce the appointment of Jack E. Stover to the position of President and Chief Operating Officer (COO). Mr. Stover will be responsible for the overall operations of Antares Pharma’s drug and device businesses presently located in Basel, Switzerland, and Minneapolis, Minnesota, and will report directly to Antares Pharma’s CEO, Dr. Roger G. Harrison.

Prior to joining Antares Pharma, Mr. Stover was Executive Vice President and CFO of Sicor, Inc., a public injectable pharmaceutical company, which was recently sold to Teva Pharmaceutical Industries for approximately $3.4 billion. Prior to Sicor, Mr. Stover was Executive Vice President for a proprietary women’s drug company, Gynetics, Inc., and before Gynetics, he was Senior Vice President of B. Braun Medical, Inc., a private global medical device and product company. For more than five years, Mr. Stover was a partner with Pricewaterhouse Coopers, working in their bioscience industry division in New Jersey.

“In my opinion, the quality and variety of its proprietary drug delivery systems establish Antares Pharma as one of the leaders in a field where markets are expanding rapidly,” Mr. Stover said. “The question is how best to leverage these technologies and products to maximize long-term shareholder value. Thus far, the company has been successful in attracting a number of high quality strategic customers and is in various stages of development with several others. This is valuable business, and given the depth of our technology, the skills of our staff, and our current cash position, my focus will be to help transition Antares Pharma to a market-oriented specialty pharmaceutical company.”

“We are delighted to add Mr. Stover to our leadership team, “ said Dr. Roger G. Harrison, Chief Executive Officer of Antares Pharma. “Mr. Stover’s valuable experience with generic and branded drugs, as well as devices, and the depth of his operational and financial experience in the pharmaceutical industry, will greatly add to our capabilities. This appointment is the first in a series of steps we are taking to aggressively develop our specialty pharmaceutical capabilities.”

About Antares Pharma

Antares Pharma is an emerging specialty pharmaceutical company leveraging its experience in drug delivery systems to enhance product performance of established and developing drugs. The Company’s current technology platforms include transdermal (Advanced Transdermal Delivery ATD™) gels, disposable mini-needle injection systems (Vibex™), reusable needle-free injection systems (VISION® and Valeo™), and fast-melt oral (Easy Tec™) tablets. The Company currently has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy.

Antares Pharma currently distributes its needle-free injector systems in more than 20 countries and markets the same technology for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel using Antares Pharma’s ATD™ technology in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that will form the basis of its specialty pharma program. Antares Pharma’s corporate headquarters is in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com. Information included on the Company’s website is not incorporated herein by reference or otherwise.